Exhibit 99.1

Contact Information:

Alan I. Rothenberg	Angie Yang/Roger Pondel
Chairman/Chief Executive Officer	PondelWilkinson Inc.
Phone (310) 270-9501	Corporate and Investor Relations
Phone: (310) 279-5980
Jason P. DiNapoli
President/Chief Operating Officer
Phone: (310) 270-9505

1ST CENTURY BANCSHARES ANNOUNCES PARTICIPATION

IN FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM

LOS ANGELES – December 15, 2008 – 1st Century Bancshares, Inc. (OTCBB:FCTY) (“Company”), the holding company of 1st Century Bank, N.A. (“Bank”), today announced the Bank’s participation in the Transaction Account Guarantee Program (TAGP) component of the Federal Deposit Insurance Corporation’s (FDIC) Temporary Liquidity Guarantee Program.

Under the TAGP, the FDIC will provide deposit insurance coverage for the full amount in all of the Bank’s customers’ non-interest bearing deposit accounts through December 31, 2009.  This includes traditional non-interest bearing checking accounts and certain types of attorney trust accounts, as well as negotiable order of withdrawal (NOW) accounts with interest rates of 0.50 percent or less.  The TAGP insurance coverage is in addition to the increased coverage provided by the Emergency Economic Stabilization Act of 2008, which temporarily raises the basic FDIC deposit insurance coverage limits to $250,000 through December 31, 2009, from the normal coverage limit of $100,000.

“We are pleased to participate in the FDIC’s program for the benefit of our customers,” said Alan I. Rothenberg, Chairman and Chief Executive Officer.  “We believe the benefit of this full insurance coverage, in addition to 1st Century Bank’s positioning as one of the strongest capitalized financial institutions in our geographic market, provides even greater comfort for our customers in the security of their deposits.”

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is the bank holding company of 1st Century Bank, N.A., a full service commercial bank headquartered in the Century City area of Los Angeles.  The Bank’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs.  Additional information is available at www.1stcenturybank.com.

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